Exhibit 5.1

FREDRIKSON & BYRON, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota  55402

Telephone:  (612) 492-7000

Facsimile:  (612) 492-7077

March 16, 2012

Electromed, Inc.

500 Sixth Avenue NW

New Prague, MN 56071

Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

We are acting as corporate counsel to Electromed, Inc. (the “Company”) in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering 200,000 shares (the “Shares”) of Common Stock issuable pursuant to the Electromed, Inc. 2012 Stock Incentive Plan (the “Plan”).

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Articles of Incorporation, as amended, (ii) the Company’s Bylaws, as amended, (iii) certain corporate resolutions adopted by the Board of Directors and shareholders of the Company pertaining to the adoption and approval of the Plan, (iv) the Plan, and (v) the Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that: (i) the Shares are validly authorized by the Company’s Articles of Incorporation and (ii) upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By	/s/ Ryan C. Brauer
Ryan C. Brauer, Vice President